Exhibit 10.8

SECOND AMENDMENT TO

RETENTION AGREEMENT

This Second Amendment to the Retention Agreement (“Amendment”) is made effective November 26, 2007, by and between Cardinal Health 303, Inc. (f/k/a ALARIS Medical Systems, Inc.), a Delaware corporation (the “Company”), and David L. Schlotterbeck (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Retention Agreement originally dated August 31, 2004, as amended November 2, 2005 (the “Agreement”);

WHEREAS, the Company and the Executive have agreed to amend certain provisions of the Agreement to clarify certain terms of the Agreement, and to bring the Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other guidance of general application issued thereunder (“Code Section 409A”);

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained, and intending to be legally bound hereby, agree as follows:

1. Section 1 is hereby amended to provide that the Retention Bonus shall be paid (with interest accruing from June 28, 2006 through the Retention Bonus Deferred Payment Date at the rate of 6.00%) on the first business day that is at least six months after the date of the Employee’s Separation from Service or, if sooner, as soon as administratively practicable after, but in any event not more than 90 days after, the date of the Employee’s death, such payment date being herein referred to as the “Retention Bonus Deferred Payment Date.” For the purpose of this Agreement, the Employee’s “Separation from Service” shall occur upon the Date of Termination or the Final Date, if later, provided that it is not anticipated that any further services would be performed by the Employee after such date or that the level of bona fide services the Employee would perform after such date (whether as an employee or an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period. The determination of the date of the Employee’s Separation from Service shall be made in accordance with the meaning of “separation from service” under Code Section 409A. In addition, any amounts payable under the Agreement as of the date of termination shall be revised to refer to the Employee’s Separation from Service as defined herein.

2. Section 1 is hereby amended to include the following sentence at the end of Section 1: “For purposes of this Section 1, “base annual pay” shall mean the base annual salary.”

3. The first sentence of Section 4(b) of the Retention Agreement is hereby amended and replaced with the following: “In the event of a Payment Termination, then, subject to Section 4(e) and in lieu of any severance benefits to which the Employee may otherwise be entitled under any severance plan or program of the Company, the Employee shall be entitled to the benefits provided below:”.

4. Section 4(b)(iv) is hereby amended to delete the alternative of providing a lump sum payment equal to the cost of providing continued medical coverage in lieu of providing continued coverage under the Company’s plans or through other sources.

5. Section 4(c) is hereby amended in its entirety to read as follows: “Timing of Payment. The payments provided for in Section 4(b)(i) shall be made not later than the fifth (5th) business day following the Final Date; provided, however, that if the amounts of such payments cannot be finally determined on or before such date, the Company shall pay to the Employee on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code, hereinafter referred to as the “Interest Rate”) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Final Date. In order to comply with Code Section 409A, the amounts described in Section 4(b)(v), if applicable, shall be paid on the first business day that is at least six months after the Employee’s Separation from Service, together with interest from the date of the Employee’s Separation from Service through the date of payment at the Interest Rate. Any taxable welfare benefits provided to the Employee pursuant to Section 4(b)(iv) of the Employment Agreement that are not “disability pay” or “death benefits” within the meaning of Treasury Regulation Section 1.409A-1(a)(5) (collectively, the “Applicable Benefits”) shall be subject to the following requirements in order to comply with Section 409A of the Code. The amount of any Applicable Benefit provided during one taxable year shall not affect the amount of the Applicable Benefit provided in any other taxable year, except that with respect to any Applicable Benefit that consists of the reimbursement of expenses referred to in Section 105(b) of the Code, a limitation may be imposed on the amount of such reimbursements over some or all of the applicable twenty-four month coverage period, as described in Treasury Regulation Section 1.409A-3(i)(iv)(B). To the extent that any Applicable Benefit consists of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. No Applicable Benefit may be liquidated or exchanged for another benefit. During the period of six months immediately following the Employee’s Separation from Service, the Employee shall be obligated to pay the Company the full cost for any Applicable Benefits that do not constitute health benefits of the type required to be provided under the health continuation coverage requirements of Section 4980B of the Code, and the Company shall reimburse the Employee for any such payments on the first business day that is more than six months after the Employee’s Separation from Service, together with interest on such amount from the Date of Termination through the date of payment at the Interest Rate.

6. Except as specifically amended by the provisions of this Amendment, all terms of the Retention Agreement are unmodified and remain in full force and effect.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

CARDINAL HEALTH 303, INC.

/s/ David L. Schlotterbeck	By:	/s/ Carole S. Watkins
David L. Schlotterbeck
	Title:	CHRO

Execution Date: November 26, 2007	Execution Date: December 20, 2007